INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
Portescap SA

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-31315, 33-61734 and 33-61839) of American Precision Industries Inc. of our report dated 3 June 1997 with respect to the consolidated balance sheets of Portescap SA, La Chaux-de-Fonds as of 31 December 1996 and 1995 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three year period ended 31 December 1996 which appears in the Report on Form 8-K of American Precision Industries Inc. dated 21 July 1997.

KPMG Fides Peat

Arthur Schenker                     Andre Kunz

18 July 1997
Aarau, Switzerland